EXHIBIT 99.1

Gladstone Investment Corporation Appoints Chief Accounting Officer

MCLEAN, Va., April 16, 2015 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") announced today that its board of directors appointed Julia Ryan as the Company's Chief Accounting Officer.

Prior to joining the Company, Ms. Ryan served as a Senior Manager – Assurance Services at KPMG, LLP, where she worked from 2004 to 2015. In this role, she primarily provided services to public companies in the asset management and real estate industries.

"We are extremely fortunate to have such a talented and experienced individual as Julia join our team. I look forward to her guidance and involvement as we manage the growth path of the Company and build on the momentum of the past few years," said David Dullum, President of the Company.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Forward-looking Statements:

The statements in this press release regarding the longer-term prospects of Gladstone Investment Corporation and its management team, and the ability of Gladstone Investment Corporation to grow and expand are "forward-looking statements." These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on Gladstone Investment's current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in Gladstone Investment's filings with the Securities and Exchange Commission. Gladstone Investment undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or otherwise, except as required by law.

CONTACT: For further information:
         Gladstone Investment Corporation, +1-703-287-5893